UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

GLOBALSTAR, INC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd.

Covington, Louisiana 70433

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (985) 335-1500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 20, 2013, Globalstar, Inc. (the “Company” or “Globalstar”) announced that it had entered into an Exchange Agreement dated as of May 20, 2013 (the “Exchange Agreement”) with the beneficial owners and investment managers for beneficial owners (whom we refer to collectively as the “Exchanging Note Holders”) of approximately 91.5% of its outstanding 5.75% Convertible Senior Notes due 2028 (the “5.75% Notes”) and completed the transactions contemplated by the Exchange Agreement. The terms of the Exchange Agreement were determined by extensive arm’s-length negotiations among Globalstar and the Exchanging Note Holders. Additionally, the Company announced that it had entered into an Equity Commitment, Restructuring Support and Consent Agreement (the “Consent Agreement”) with Thermo Funding Company LLC (“Thermo”), a limited liability company controlled by James Monroe III, Globalstar’s principal shareholder, Chairman and Chief Executive Officer, the bank serving as facility agent, security agent and Chef de File (the “Agent”) under the COFACE Facility Agreement dated as of June 5, 2009, which is the Company’s senior secured credit facility (the “Facility”), and the lenders who are parties to the Facility (the “Lenders”).

The Consent Agreement

In addition to the Lenders’ consent to the transactions contemplated by the Exchange Agreement, the Consent Agreement, which was approved by COFACE and the Lenders’ credit committees, contains a term sheet summarizing certain principal terms for the restructured Facility. Completion of the restructured Facility is subject to the execution of definitive documentation, receipt by each of the Lenders and COFACE of final credit approval and satisfaction of the conditions precedent set forth therein.

The following are among the subjects of the agreed term sheet:

•	The repayment schedule for the restructured Facility, which provides for aggregate postponements in principal payments of approximately $235 million through 2019;
•	The interest rate for the restructured Facility, which will increase by 0.5% at closing and, beginning on June 1, 2017, by an additional 0.5% each year until maturity;
•	Restructuring fees payable to the Lenders;
•	Conditions precedent to the closing of the restructured Facility, including the receipt by the Company of $45 million of equity contributions as described below and Thermo’s commitment to make or arrange the balance of the capital contributions described below;
•	Mandatory prepayments in specified circumstances and amounts, including if the Company generates excess cash flow, monetizes its spectrum rights, receives the proceeds of certain asset dispositions, or receives more than $145 million from the sale of additional debt and equity securities (excluding the Thermo equity commitments described below and up to $19.5 million under the Company’s equity line with Terrapin Opportunity Fund, L.P.);
•	Modifications to the financial covenants in the Facility in recognition of delays in the final delivery in space of the Company’s second-generation satellites; and
•	Amending the Facility’s definition of Change of Control to require a mandatory prepayment of the Facility if Mr. Monroe and his affiliates own less than 51% of the Company’s voting common stock.

Pursuant to the Consent Agreement, Thermo agreed that it would make, or arrange for third parties to make, cash contributions to the Company in exchange for equity, subordinated convertible debt or other equity-linked securities as follows:

•	At the closing of the exchange transaction and thereafter each week until no later than July 31, 2013, an amount sufficient to enable the Company to maintain a consolidated unrestricted cash balance of at least $4.0 million;
•	At the closing of the exchange transaction, $25.0 million to satisfy all cash requirements associated with the exchange transaction, including agreed principal and interest payments to the holders of the 5.75% Notes as contemplated by the Exchange Agreement, with any remaining portion being retained by the Company for working capital and general corporate purposes;

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•	Contemporaneously with, and as a condition to the closing of, any restructuring of the Facility, $20.0 million (less any amount contributed pursuant to the commitment described above with respect to the Company’s minimum cash balance);
•	Subject to the prior closing of the Facility restructuring, on or prior to December 26, 2013, $20.0 million; and
•	Subject to the prior closing of the Facility restructuring, on or prior to December 31, 2014, $20.0 million, less the amount by which the aggregate amount of cash received by the Company under the first, third and fourth commitments described above exceeds $40 million.

In the aggregate, Thermo has agreed to fund or arrange $85.0 million of capital as described above.

The Company, Thermo, the Lenders and the Agent agreed to use commercially reasonable efforts to take any and all necessary and appropriate actions in furtherance of the consummation of a restructuring of the Facility.

The parties agreed that the Lenders may terminate the Consent Agreement if, among other things:

•	The restructuring of the Facility has not been consummated on or before June 28, 2013; or
•	The Company or Thermo materially breaches any of its representations, warranties or covenants under the Consent Agreement, which breach is not cured (if curable) within 15 days of receipt of notice by the Company or Thermo, as the case may be.

Any termination of the Consent Agreement will not affect the validity of the consent to the exchange transaction, which was a condition precedent to closing the Exchange Agreement and required under the Facility Agreement.

The Consent Agreement also provides that the Company will pay the fees and expenses of counsel and advisors to the Lenders and the Agent.

A copy of the Consent Agreement is attached hereto as Exhibit 10.1. The description of the Consent Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 10.1.

The 5.75% Notes Put Option and Forbearance Agreement

Holders of the 5.75% Notes (of which an aggregate principal amount of approximately $71.8 million was outstanding prior to the transactions described in this Current Report on Form 8-K) had the right to require the Company to purchase the 5.75% Notes on April 1, 2013 for 100% of the principal amount to be purchased. On March 29, 2013, U.S. Bank National Association, the Trustee under the Indenture and the First Supplemental Indenture governing the 5.75% Notes, each dated as of April 15, 2008, between the Company and the Trustee (collectively, as amended and supplemented or otherwise modified, the "Indenture"), notified the Company in writing that holders of approximately $70.7 million principal amount of 5.75% Notes had exercised their purchase rights pursuant to the Indenture. Under the Indenture, the Company was required to deposit with the Trustee by 11 A.M. on April 1, 2013, the purchase price of approximately $70.7 million in cash to effect the repurchase of the 5.75% Notes from the exercising holders.

The Company did not have sufficient funds to pay the purchase price. The Company's failure to pay the purchase price could have led to an event of default under other funded indebtedness of the Company in the aggregate amount of approximately $675 million.

In addition, the Indenture also required that, on April 1, 2013, the Company pay interest in the aggregate amount of $2,064,365 on the 5.75%Notes for the six months ended March 31, 2013. The Company did not make this payment. Under the Indenture, failure to pay this interest by April 30, 2013 also constituted an event of default.

As previously disclosed, effective April 1, 2013, Globalstar entered into a forbearance agreement (as subsequently amended, the “Forbearance Agreement”) with beneficial owners (collectively, the "Forbearing Note Holders") who owned in the aggregate approximately 85% of the Company's outstanding 5.75% Notes. Pursuant to the Forbearance Agreement, the Forbearing Note Holders agreed to refrain during the forbearance period from enforcing their respective rights and remedies under the 5.75% Notes and under the Indenture in connection with the Company’s failure on April 1, 2013 to pay interest on the 5.75% Notes and to purchase the 5.75% Notes submitted for purchase (the “Specified Defaults”). The forbearance period, as later extended, ran from April 1, 2013, through 11:59 P.M. (EDT) on May 20, 2013. The closing of the exchange transaction and actions taken prior thereto cured the Specified Defaults, and the Forbearance Agreement expired at the closing in accordance with its terms.

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The Exchange Agreement

Pursuant to the Exchange Agreement, the Exchanging Note Holders surrendered their 5.75% Notes (the “Exchanged Notes”) to the Company for cancellation in exchange for:

•	Approximately $13.5 million in cash, with respect to the principal amount of the Exchanged Notes, plus approximately $0.5 million in cash, equal to all accrued and unpaid interest on the Exchanged Notes from April 1, 2013 to the closing;
•	Approximately 30.3 million shares of voting common stock of the Company; and
•	Approximately $54.6 million principal amount of the Company’s new 8.0% Convertible Senior Notes due April 1, 2028 (the “New Notes”), with an initial conversion price of $0.80 per share, subject to adjustment as described below.

In the Exchange Agreement, the Company also agreed that, if the Company grants certain liens to Mr. Monroe or his affiliates in connection with future financing transactions, the Exchanging Note Holders may participate in such transactions in an amount up to 50% of the participation of Mr. Monroe and his affiliates.

Pursuant to the Exchange Agreement, the Company also agreed to cure the Specified Defaults by:

•	Cancelling the Exchanged Notes as described above;
•	Depositing with the Trustee approximately $2.1 million, an amount equal to the interest due on all of the 5.75% Notes on April 1, 2013 and accumulated interest thereon, for distribution to the holders of record of the 5.75% Notes as of March 15, 2013;
•	Depositing with the Trustee approximately $6.3 million, an amount equal to the principal amount of the 5.75% Notes (other than the Exchanged Notes) and interest thereon from April 1, 2013 to June 26, 2013 and directing the Trustee to pay such amounts to the holders of the 5.75% Notes (other than the Exchanged Notes); and
•	Agreeing that, within five business days after the closing of the exchange transaction, it would deliver a redemption notice to the Trustee providing for the redemption of the remaining 5.75% Notes.

The Company also agreed to pay the fees and expenses of counsel and advisors to the Exchanging Note Holders.

Simultaneously with the closing of the exchange transaction, the Company paid $1.25 million to one of the Exchanging Note Holders, which sold some of the Company’s 5% Convertible Senior Secured Notes to another Exchanging Note Holder at a below market price.

To the Company’s knowledge, none of the Exchanging Note Holders is an affiliate of the Company.

A copy of the Exchange Agreement is attached hereto as Exhibit 10.2. The description of the Exchange Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 10.2.

The New Notes

The New Notes were issued pursuant to the Fourth Supplemental Indenture, dated as of May 20, 2013, between the Company and the Trustee (the “New Indenture”). The aggregate principal amount of the New Notes is limited to approximately $54.6 million, plus additional New Notes issued in payment of interest as described below. The New Notes may be issued in denominations of $1.00 and multiples thereof.

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The material terms of the New Notes are as follows:

Maturity. The principal amount of the New Notes is payable on April 1, 2028, subject to prior repayment as described below. There is no sinking fund for the benefit of the New Notes.

Interest. Interest on the New Notes is payable at the rate of 8% per annum, of which 2.25% will be paid by the issuance of additional New Notes and the balance in cash. Interest will be payable on April 1 and October 1 of each year, commencing October 15, 2013, to holders of record of the New Notes on the preceding March 15 and September 15.

Redemption. Subject to certain conditions set forth in the New Indenture, including prior approval of the Majority Lenders (as defined in the Facility), the Company may redeem the New Notes, in whole or in part, on December 10, 2013, if the average price of the Company’s common stock for the 30-day period ending November 29, 2013, is less than $0.20, at a price equal to the principal amount of the New Notes to be redeemed plus an amount equal to 32% of such principal amount minus all interest which is paid on the New Notes prior to their redemption. The Company may also redeem the New Notes, in whole or in part, at any time on or after April 1, 2018, at a price equal to the principal amount of the New Notes to be redeemed plus all accrued and unpaid interest thereon.

Purchase by the Company at the Option of a Holder. A holder of New Notes has the right, at the Holder’s option, to require the Company to purchase some or all of the New Notes held by it on each of April 1, 2018 and April 1, 2023 at a price equal to the principal amount of the New Notes to be purchased plus accrued and unpaid interest.

Purchase by the Company at the Option of a Holder upon a Fundamental Change. A holder of the New Notes has the right, at the holder’s option, to require the Company to purchase some or all of the New Notes held by it at any time if there is a Fundamental Change. A Fundamental Change occurs if the Company’s common stock ceases to be traded on a stock exchange or an established over-the-counter market or there is a change of control of the Company. If there is a Fundamental Change, the price of any New Notes purchased by the Company will be equal to its principal amount plus accrued and unpaid interest and a Fundamental Change Make-Whole Amount calculated as provided in the New Indenture.

Conversion. Subject to the procedures for conversion and other terms and conditions of the New Indenture, a holder may convert its New Notes at its option at any time prior to the close of business on the business day immediately preceding April 1, 2028, into shares of common stock (or, at the option of the Company, cash in lieu of all or a portion thereof, provided that, under the Facility, the Company may pay cash only with the consent of the Majority Lenders).

The initial base conversion rate is 1,250 shares of common stock per $1,000 principal amount of New Notes (equivalent to a price of $0.80 per share), subject to adjustment as provided in the New Indenture. Upon conversion, the holder will be entitled to receive shares of common stock, cash or a combination thereof (provided that, under the Facility, the Company may pay cash only with the consent of the Majority Lenders), in such amounts and subject to terms and conditions set forth in the New Indenture. The Company will pay cash in lieu of fractional shares otherwise issuable upon conversion of the New Notes as specified in the Indenture.

In addition, a holder may elect to convert up to 15% of its New Notes on each of July 19, 2013 and March 20, 2014. If a holder elects to convert on either of those dates, it will receive, at the Company’s option, either cash (provided that, under the Facility, the Company may pay cash only with the consent of the Majority Lenders) or shares of the Company’s common stock equal to the principal amount of the New Notes to be converted plus accrued interest divided by the lower of the average price of the common stock in a specified period and $0.50.

The base conversion rate may be adjusted on each of April 1, 2014 and April 1, 2015 based on the average price of the Company’s common stock in the 30-day period ending on that date. If the base conversion rate is adjusted on April 1, 2014, the Company also will provide additional consideration to the holders of the New Notes in an amount equal to 25% of the principal amount of the outstanding New Notes, payable in equity or cash at the Company’s election (provided, under the Facility, that the Company may pay cash only with the consent of the Majority Lenders). That consideration will not reduce the principal amount of the New Notes or any interest otherwise payable on the New Notes.

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The New Indenture also provides for other customary adjustments of the base conversion rate, including upon the Company’s sale of additional equity securities at a price below the then applicable conversion price. If a New Note is converted after May 20, 2014 or in connection with a Make Whole Fundamental Change, the holder may be entitled to receive additional shares of common stock as a make-whole premium as provided in the Indenture.

Covenants; Liens. The New Indenture provides that the Company and its subsidiaries may not, with specified exceptions, including the liens securing the Facility and liens approved in writing by the Agent, create, incur, assume or suffer to exist any lien on any of their assets, provided that if the Company or any of its subsidiaries creates, incurs or assumes any lien which is junior to the most senior lien securing the Facility (other than a lien pursuant to a restructuring of the Facility in which Thermo and its affiliates do not participate as a secured lender), the Company must promptly issue to the holders of the New Notes $3,590,200 (representing 5.0% of the principal amount of the 5.75% Notes) of the Company’s common stock.

Covenants; Guarantees. The New Indenture requires that on or before December 31, 2013, but subject to the conditions described below, the Company must cause all of its subsidiaries that guaranty the obligations of the Company under the Facility or any notes of another series issued under the Base Indenture to execute and deliver to the Trustee a guaranty of the Company’s obligations under the New Notes in the form attached to the New Indenture. The subsidiaries’ obligations under the guaranty will be subordinated to their obligations under their guaranty of the Facility. The execution and delivery of the guaranty is conditioned on the prior completion of the restructuring of the Facility, the absence of any payment default under the Facility, and the absence of any breach by Thermo of its obligations to provide funds to the Company (the “Contribution Obligations”) as required by the Consent Agreement (or, as applicable, the anticipated corresponding provision in the restructured Facility) described above. If the guaranty agreement is not executed and delivered on or before December 31, 2013, the Company must by January 2, 2014, issue to the holders of the New Notes approximately 11.2 million shares of the Company’s common stock. The issuance of these shares will not reduce the principal of the New Notes or interest otherwise payable by the Company with respect to the New Notes and will not relieve its subsidiaries of the obligation to execute and deliver the guaranty at a later date if the conditions described above are then met.

Events of Default. The New Indenture provides for customary events of default, which include (subject in certain cases to grace and cure periods), among others:

•	Failure by the Company to pay any principal or premium on the New Notes when due or to distribute cash or shares of common stock when due as described above;
•	Failure by the Company to comply with its obligations and covenants in the New Indenture;
•	Default by the Company in the payment of principal or interest on any other indebtedness for borrowed money with a principal amount in excess of $10.0 million, if such indebtedness is accelerated and not rescinded with 30 days;
•	Rendering of certain final judgments;
•	Failure by Thermo to fulfill the Contribution Obligations (as described above); and
•	Certain events of insolvency or bankruptcy.

If there is an event of default, the Trustee may and, at the direction of the holders of 25% or more in aggregate principal amount of the New Notes must, accelerate the maturity of the New Notes.

A copy of the New Indenture, including the form of the New Notes and the Guaranty Agreement, is attached hereto as Exhibit 4.1. The description of the Fourth Supplemental Indenture and the New Notes contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 4.1.

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The Common Stock Purchase Agreement

On May 20, 2013, the Company and Thermo entered into a Common Stock Purchase Agreement pursuant to which Thermo purchased 78,125,000 shares of the Company’s common stock for $25.0 million ($0.32 per share). Thermo also agreed to purchase additional shares of common stock at $0.32 per share as and when required to fulfill its equity commitment described above to maintain the Company’s consolidated unrestricted cash balance at not less than $4.0 million. In furtherance thereof, at the Closing, Thermo purchased an additional 15,625,000 shares of common stock for an aggregate purchase price of $5.0 million.

Pursuant to the Common Stock Purchase Agreement, the shares of common stock are intended to be shares of non-voting common stock. As the Company’s certificate of incorporation currently does not provide for any authorized but unissued shares of non-voting common stock, Thermo has agreed that the Company may defer delivery of the shares until the Company has filed an amendment to its certificate of incorporation, which amendment has already been approved by the Company’s board of directors and the holders of a majority of its outstanding common stock, increasing the number of authorized shares of non-voting common stock. However, if that amendment is not filed by July 31, 2013, the Company will deliver to Thermo shares of voting common stock in lieu of the shares of non-voting common stock. Thermo has agreed that if it does receive any shares of voting common stock, it will not exercise any voting rights of the shares in the election of directors of the Company as long as Thermo and its affiliates own 70% or more of the voting common stock of the Company.

The terms of the Common Stock Purchase Agreement were approved by a special committee of the Company’s board of directors consisting solely of the Company’s unaffiliated directors, which was represented by independent legal counsel and which determined that the terms were fair and in the best interests of the Company and its shareholders.

A copy of the Common Stock Purchase Agreement is attached hereto as Exhibit 10.3. The description of the Common Stock Purchase Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 10.3.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the captions “The New Notes” and “The Consent Agreement” are incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the captions “The Exchange Agreement” and “The Common Stock Purchase Agreement” are incorporated into this Item 3.02 by reference.

The exchange of the 5.75% Notes for the New Notes and common stock of the Company is being consummated pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Act”). No commission or remuneration was paid or given, directly or indirectly, for soliciting the exchange transaction contemplated by the Exchange Agreement.

The sale of shares of the Company’s common stock to Thermo pursuant to the Common Stock Purchase Agreement is being consummated pursuant to an exemption from registration under Section 4(2) of the Act for transactions not involving a public offering. Thermo has agreed that the shares acquired by it are “restricted shares” and may not be transferred other than pursuant to an effective registration statement under the Act or an applicable exemption from registration.

Item 7.01. Regulation FD Disclosure.

On May 20, 2013, the Company issued a press release with respect to the transactions described above. The press release is furnished as Exhibit 99.1 to this Report.

The information in Exhibit 99.1 and in this Item shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Act or the Exchange Act.

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Item. 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Fourth Supplemental Indenture between Globalstar, Inc. and U.S. Bank, National Association as Trustee dated as of May 20, 2013, including Form of Global 8% Convertible Senior Note due 2028
10.1	Equity Commitment, Restructuring Support and Consent Agreement by and among Globalstar, Inc., Thermo Funding Company LLC, BNP Paribas, as facility agent, security agent and Chef de File under the COFACE Facility Agreement dated as of June 5, 2009, and the Lenders who are parties to the Facility, dated as of May 20, 2013
10.2	Exchange Agreement by and among Globalstar, Inc. and certain exchanging note holders dated as of May 20, 2013
10.3	Common Stock Purchase Agreement between Globalstar, Inc. and Thermo Funding Company LLC dated as of May 20, 2013
99.1	Press Release dated May 20, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2013

GLOBALSTAR, INC.

By:	/s/ James Monroe III
Name: James Monroe III
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Fourth Supplemental Indenture between Globalstar, Inc. and U.S. Bank, National Association as Trustee dated as of May 20, 2013, including Form of Global 8% Convertible Senior Note due 2028
10.1	Equity Commitment, Restructuring Support and Consent Agreement by and among Globalstar, Inc., Thermo Funding Company LLC, BNP Paribas, as facility agent, security agent and Chef de File under the COFACE Facility Agreement dated as of June 5, 2009, and the Lenders who are parties to the Facility dated as of May 20, 2013
10.2	Exchange Agreement by and among Globalstar, Inc. and certain exchanging noteholders dated as of May 20, 2013
10.3	Common Stock Purchase Agreement between Globalstar, Inc. and Thermo Funding Company LLC dated as of May 20, 2013
99.1	Press Release dated May 20, 2013

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